Exhibit 99.1

Michael G. Bazinet	Mark A. Rozelle
Media Relations	Investor Relations
(800) 878-0549	(203) 622-3520

UST REPORTS INCREASE IN SECOND QUARTER 2004 DILUTED EPS
AND RAISES FORECAST FOR THE YEAR

GREENWICH, Conn., July 22, 2004 – UST Inc. (NYSE: UST) today announced that for the quarter ended June 30, 2004, net sales increased 6.5 percent to $464.7 million, operating income increased 6.4 percent to $242.8 million, net earnings increased 14.7 percent to $147.9 million and diluted earnings per share increased 15.6 percent to $.89 compared to the corresponding 2003 period.

Second quarter 2004 results include a lower effective tax rate due to the reversal of $15.8 million ($.10 per diluted share) of tax accruals attributable to recently completed income tax audits, partially offset by a loss of $6.0 million ($.03 per diluted share) from discontinued operations which includes certain contingencies and other closing costs associated with the previously announced transfer of the company’s cigar business to Swedish Match North America Inc.

“Although the combined net effect of items below the operating income line were incremental to the quarter, the most important takeaway is that earnings from operations came in better than originally projected due to continuing improvement in the fundamentals and trends in our smokeless tobacco and wine businesses,” said Vincent A. Gierer, Jr., UST chairman and chief executive officer. “With the first half of the year coming in better than originally forecast, we are increasing our diluted earnings per share projection for the year to the range of $3.12 — $3.18.”

For the six-month period ended June 30, net sales increased 5.2 percent to $898.0 million, operating income increased 6.3 percent to $455.4 million, net earnings increased 12.4 percent to $269.6 million and diluted earnings per share increased 13.3 percent to $1.62 compared to the corresponding period.

Six-month 2004 results include a lower effective tax rate due to the reversal of $18.9 million of state and federal income tax accruals as a result of recently completed income tax audits, partially offset by a $6.9 million loss from discontinued operations associated with the transfer of the cigar business.

The company repurchased 1 million shares at a cost of $37.5 million during the quarter and 2 million shares at a cost of $74.9 million for the year-to-date period ended June 30, 2004.

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Smokeless Tobacco

Smokeless Tobacco segment second quarter 2004 revenue increased 5.7 percent to $407.2 million on a 1.3 percent increase in moist smokeless tobacco net can sales and higher selling prices. Operating profit for the segment increased 5.6 percent to $240.7 million.

For the six-month period ended June 30, net sales increased 4.4 percent to $786.4 million on a 0.6 percent increase in moist smokeless tobacco net can sales and higher selling prices. Operating profit increased 5.6 percent to $451.7 million compared to the corresponding 2003 period.

U.S. Smokeless Tobacco Company’s Retail Activity Data Share & Volume Tracking System (RAD-SVT), measuring shipments to retail for the 26-week period ended June 12, 2004, on a can-volume basis, indicates total category shipments accelerated 5.0 percent versus the year-ago period, as the premium segment decline moderated to 1.5 percent and the value segments, including price value and sub-price value continued to grow 23.9 percent in total during the same period. USSTC’s total share declined 2.6 percentage points to 70.1 percent.

RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports net shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.

“Improved category growth trends are a solid indication that our strategy of increasing investment in initiatives aimed at growing the moist smokeless tobacco category is working,” said Murray S. Kessler, president of USSTC. “With continuing category growth and the success of recently introduced new products, we remain confident that we will produce record results in 2004.”

Wine Segment

Wine Segment second quarter 2004 revenue increased 12.6 percent to $48.2 million on a 6.9 percent increase in premium case sales versus the corresponding 2003 period. Gross margin improvement combined with overall flat spending resulted in operating profit advancing 84.0 percent to $5.6 million.

For the six month period ended June 30, net sales increased 9.0 percent to $93.5 million and operating profit increased 34.7 percent to $12.1 million versus the corresponding 2003 period.

Outlook

As outlined previously, in 2004 the company is investing an additional $24 million in efforts to accelerate growth in the smokeless tobacco category by increasing investment in product innovation and programs to reach out to new adult consumers. With spending on these initiatives on track through the first six months, the company anticipates spending the full amount as the year progresses.

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While the earnings growth rate for the year will be negatively impacted by approximately 3 percent due to the increased investment in category building, it is still expected to result in record sales and earnings for the year.

For the year, the company anticipates diluted earnings per share to be in the range of $3.12 to $3.18. Diluted earnings per share for the third quarter is anticipated to be comparable to the previous year as spending accelerates due to execution of initiatives; and increase in the fourth quarter.

A conference call is scheduled for 11 a.m. Eastern time today to discuss the quarterly results. To listen to the call, please visit www.ustinc.com. A 14-day playback is available by calling 1-888-203-1112 or 719-457-0820, code #213137 or by visiting the website.

UST Inc. is a holding company for its principal subsidiaries: U.S. Smokeless Tobacco Company and International Wine & Spirits Ltd. U.S. Smokeless Tobacco Company is the leading producer and marketer of moist smokeless tobacco products including Copenhagen, Skoal, Rooster, Red Seal and Husky. International Wine & Spirits Ltd. produces and markets premium wines sold nationally through the Chateau Ste. Michelle, Columbia Crest, and Villa Mt. Eden wineries, as well as sparkling wine produced under the Domaine Ste. Michelle label.

All statements, other than statements of historical facts, which address activities, or actions that the company expects or anticipates will or may occur in the future, and other such matters are forward-looking statements. To take advantage of the safe harbor provided by the Private Securities Litigation Reform Act of 1995, the company is identifying certain factors that could cause actual results to differ materially from those expressed in any forward-looking statements made by the company.

Any one, or a combination, of factors could materially affect the results of the company’s operations. These factors include competitive pressures, changes in consumer preferences, wholesaler ordering patterns, consumer acceptance of new product introductions and other marketing initiatives, uncertainties associated with ongoing and future litigation, legal and regulatory initiatives (including those described under Items 1 and 3 of the company’s Annual Report on Form 10-K and in the company’s Form 8-K, and 10-Qs filed thereafter) and conditions in the capital markets. Forward-looking statements made by the company are based on the knowledge of its business and the environment in which it operates, but because of the factors listed above, as well as other factors beyond the control of the company, actual results may differ from those in the forward-looking statements.

(CONSOLIDATED UNAUDITED RESULTS ARE ATTACHED)

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UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Second Quarter
	2004	2003	% Change
Net sales	$464,652	$436,224	+6.5
Costs and expenses
Cost of products sold	98,656	89,969	+9.7
Selling, advertising and administrative	123,155	118,058	+4.3

Total costs and expenses	221,811	208,027	+6.6

Operating income	242,841	228,197	+6.4
Interest, net	19,548	19,292	+1.3

Earnings from continuing operations before income taxes	223,293	208,905	+6.9
Income taxes	69,394	79,243	-12.4

Earnings from continuing operations	153,899	129,662	+18.7
Loss from discontinued operations (Including income tax effect)	(6,006)	(676)	—

Net earnings	$147,893	$128,986	+14.7

Net earnings per basic share:
Earnings from continuing operations	$.93	$.78	+19.2
Loss from discontinued operations	(0.04)	(0.01)	—
Net earnings per basic share	$.89	$.77	+15.6
Net earnings per diluted share:
Earnings from continuing operations	$.92	$.77	+19.5
Loss from discontinued operations	(0.03)	—	—
Net earnings per diluted share	$.89	$.77	+15.6
Dividends per share	$.52	$.50	+4.0
Average number of shares:
Basic	165,313	166,787
Diluted	166,569	167,920

UST
CONSOLIDATED SALES AND EARNINGS
(In thousands, except per share amounts)
(Unaudited)

	Six months ended June 30,
	2004	2003	% Change
Net sales	$897,969	$853,825	+5.2
Costs and expenses
Cost of products sold	191,910	175,797	+9.2
Selling, advertising and administrative	250,709	249,514	+0.5

Total costs and expenses	442,619	425,311	+4.1

Operating income	455,350	428,514	+6.3
Interest, net	38,957	38,690	+0.7

Earnings from continuing operations before income taxes	416,393	389,824	+6.8
Income taxes	139,922	148,903	-6.0

Earnings from continuing operations	276,471	240,921	+14.8
Loss from discontinued operations (Including income tax effect)	(6,889)	(1,092)	—

Net earnings	$269,582	$239,829	+12.4

Net earnings per basic share:
Earnings from continuing operations	$1.67	$1.44	+16.0
Loss from discontinued operations	(0.04)	(0.01)	—
Net earnings per basic share	$1.63	$1.43	+14.0
Net earnings per diluted share:
Earnings from continuing operations	$1.66	$1.43	+16.1
Loss from discontinued operations	(0.04)	—	—
Net earnings per diluted share	$1.62	$1.43	+13.3
Dividends per share	$1.04	$1.00	+4.0
Average number of shares:
Basic	165,353	167,255
Diluted	166,669	168,252

UST
CONDENSED CONSOLIDATED BALANCE SHEET
(In thousands)

	June 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets
Cash and cash equivalents	$443,936	$438,040
Inventories	530,223	573,334
Deferred taxes	77,650	127,064
Assets held for disposition	10,982	18,825
All other current assets	61,896	90,703

Total current assets	1,124,687	1,247,966
Property, plant and equipment, net	373,231	377,933
Other assets	92,019	100,595

Total assets	$1,589,937	$1,726,494

LIABILITIES AND STOCKHOLDERS’ DEFICIT
Current liabilities
Current portion of long term debt	$300,000	$—
Litigation liability	33,977	280,000
All other current liabilities	272,452	241,093

Total current liabilities	606,429	521,093
Long-term debt	840,000	1,140,000
Other liabilities	179,405	180,588

Total liabilities	1,625,834	1,841,681
Stockholders’ deficit
Capital stock	104,640	103,750
Additional paid-in capital	807,759	752,549
Retained earnings	403,500	306,091
Accumulated other comprehensive loss	(22,729)	(23,458)

	1,293,170	1,138,932
Less treasury stock	1,329,067	1,254,119

Total stockholders’ deficit	(35,897)	(115,187)

Total liabilities and stockholders’ deficit	$1,589,937	$1,726,494

UST
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2004	2003
OPERATING ACTIVITIES
Net cash provided by (used in) operating activities(1)	$216,387	$(984,029)
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(14,851)	(15,774)
Dispositions of property, plant and equipment	1,392	162

Net cash used in investing activities	(13,459)	(15,612)

FINANCING ACTIVITIES
Proceeds from the issuance of stock	50,089	23,593
Dividends paid	(172,173)	(167,137)
Stock repurchased	(74,948)	(76,817)
Withdrawals from restricted deposits	—	1,242,431

Net cash (used in) provided by financing activities	(197,032)	1,022,070

Increase in cash and cash equivalents	5,896	22,429
Cash and cash equivalents at beginning of year	438,040	382,003

Cash and cash equivalents at end of period	$443,936	$404,432

(1) Net cash provided by operating activities in 2004 includes the payment of a litigation liability of $200 million. Net cash used in operating activities in 2003 includes the payment of the company’s antitrust award of $1.262 billion.

UST
SUPPLEMENTAL SCHEDULE
(Unaudited)

	Second Quarter			Six Months Ended June 30,
	2004	2003	%	2004	2003	%

Consolidated Results
Net Sales (mil)	$464.7	$436.2	6.5%	$898.0	$853.8	5.2%
Operating Income (mil)	$242.8	$228.2	6.4%	$455.4	$428.5	6.3%
Net Earnings (mil)	$147.9	$129.0	14.7%	$269.6	$239.8	12.4%
Diluted EPS	$.89	$.77	15.6%	$1.62	$1.43	13.3%
Smokeless Tobacco
Net Sales (mil)	$407.2	$385.2	5.7%	$786.4	$753.0	4.4%
Operating Profit (mil)	$240.7	$228.0	5.6%	$451.7	$427.8	5.6%
MST Net Can Sales
Premium (mil)	148.4	149.9	-1.0%	285.8	290.5	-1.6%
Price Value (mil)	19.2	15.5	23.7%	35.5	28.9	22.9%

Total (mil)	167.6	165.4	1.3%	321.3	319.4	0.6%
Wine
Net Sales (mil)	$48.2	$42.8	12.6%	$93.5	$85.8	9.0%
Operating Profit (mil)	$5.6	$3.1	84.0%	$12.1	$9.0	34.7%
Premium Case Sales (thou)	795	744	6.9%	1,576	1,480	6.5%

	Volume %		Point
	Chg. vs.		Chg. vs.
RAD-SVT 26 wks ended 6/12/04(1)	YAGO	Share	YAGO
Total Category	5.0%
Total Premium Segment	-1.5%	69.6%	-4.6 pts
Total Value Segments	23.9%	30.2%	4.6 pts
USSTC Share of Total Category	1.2%	70.1%	-2.6 pts
USSTC Share of Premium	-0.8%	89.3%	0.6 pts
USSTC Share of Value Segments	19.2%	26.3%	-1.0 pts

(1) RAD-SVT – Retail Activity Data Share & Volume Tracking System. RAD-SVT information is being provided as an indication of current domestic moist smokeless tobacco industry trends from wholesale to retail and is not intended as a basis for measuring the company’s financial performance. This information can vary significantly from the company’s actual results due to the fact that the company reports shipments to wholesale, while RAD-SVT measures shipments from wholesale to retail, the difference in time periods measured, as well as new product introductions and promotions.